Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW APPOINTS FORMER BOEING EXECUTIVE TO BOARD OF DIRECTORS

KENT, Wash., January 19, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today announced that it has appointed Jerry L. Calhoun as an independent member of its Board of Directors. Since 2001, Mr. Calhoun has been Vice President – Human Resources with Boeing Commercial Airplanes, having retired from Boeing in January 2007. With Mr. Calhoun’s appointment, Flow will have eight members of its Board of Directors.

“We’re delighted to welcome Jerry, who brings a wealth of vital experience to Flow,” stated Kathy Munro, Flow’s Chairman of the Board. “In particular, we look to his guidance from having worked at the highest levels in defense, aerospace and the public sector, as Flow continues to expand the depth of its executive team.”

In addition to his position as head of HR at Boeing Commercial Airplanes, Mr. Calhoun was previously VP of Employee and Union Relations for Boeing. Prior to those positions with Boeing, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, winning U.S. Senate confirmation to the post. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington’s School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a masters degree in business from the University of Washington.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.